Exhibit 4.4

ILOG S. A.

2004 STOCK OPTION PLAN

In accordance with the authorization granted by the extraordinary shareholders' meeting of November 30, 2004, the Board of directors decided on November 30, 2004, in conformity with the provisions of Articles L.225-177 et. seq. of the French Commercial code (Code de commerce), to adopt a plan for the grant to Beneficiaries (defined below) of options giving rights to subscribe or acquire shares of the Company. In furtherance of such decision, the Board of directors has approved and adopted the ILOG S.A. 2004 Stock Option Plan which will be submitted at the next extraordinary shareholders’ meeting. The terms and conditions are set out below.

1. PURPOSES OF THE PLAN

The purposes of this Stock Option Plan are:

- to attract and retain the best available personnel for positions of substantial responsibility;

- to provide additional incentive to Beneficiaries ; and

- to promote the success of the Company's business.

Options granted under the Plan to U.S. Beneficiaries are intended to be Incentive Stock Options or Non-Statutory Stock Options, as determined by the Administrator at the time of grant of an Option, and shall comply in all respects with Applicable U.S. Laws in order that they may benefit from available fiscal advantages.

2. DEFINITIONS As used herein, the following definitions shall apply :

(a) "Administrator" means the Board of directors of the Company as shall administer the Plan in accordance with Section 4 of the Plan.

(b) "ADR" means an American Depositary Receipt, evidencing American Depositary Shares corresponding to Shares of Common Stock.

(c) "Applicable U.S. Laws" means the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Code in force in the United States of America.

(d) "Affiliated Company" means a company affiliated with the Company under the definition set forth in Article L.225-180 of the Law.

(e) "Beneficiary" means the Chief Executive Officer (Président), the Managing director (Directeur général) or delegated Managing Director as well as any Officers which is considered as corporate representative (mandataire social) or employee or any other person employed by the Company or any Affiliated Company under the terms and conditions of an employment contract. Neither service as a Director nor payment of a director's fee by the Company shall be deemed to constitute an employment relationship.

(f) "Board" means the Board of directors of the Company.

(g) "Code" means the United States Internal Revenue Code of 1986, as amended.

(h) "Company" means ILOG S.A., a corporation organized under the laws of the Republic of France.

(i) "Continuous Status as a Beneficiary" means as regards the Chief Executive Officer and Managing directors that the term of their office with the Company or any other Affiliated Company has not been terminated or interrupted and as regards an Officer or an employee that the employment relationship between the Beneficiary and the Company or any Affiliated Company is neither interrupted nor terminated. Continuous Status as a Beneficiary shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company or any Affiliated Company, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave. For purposes of U.S. Beneficiaries and Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract, including Company policies. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by a U.S. Beneficiary shall cease to be treated as an Incentive Stock Option and shall be treated for U.S. tax purposes as a Non-statutory Stock Option.

(j) "Director" means a member of the Board.

(k) "Disability" means total and permanent disability, as defined by Article 91 ter of annex II of the French Tax Code (Code Général des Impôts).

(l) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

(m) "Fair Market Value" means the value for one Share as determined in good faith by the Administrator.

As long as the securities of the Company are listed for trading on the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, "Fair Market Value" shall mean the euro value at any time of the U.S. $ value of one ADR divided by the number of Share(s) to which it corresponds, such euro value to be calculated on the basis of the noon buying rate reported by the Federal Reserve Bank of New York (expressed in euros per US$1.00).

The U.S. $ value of one ADR corresponding to the equivalent number of Shares of the Company shall be determined as follows:

(i) if the ADRs corresponding to Shares of the Company are listed on any established stock exchange or a national market system, including without limitation the Nasdaq, the Fair Market Value of an ADR shall be the closing sale price for such ADR (or the closing bid if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading ADRs) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source    as the Administrator deems reliable.

(ii) if the ADRs corresponding to Shares of the Company are quoted on the NASDAQ System (but not on the Nasdaq National Market thereof) or are regularly quoted by a renowned securities dealer but selling prices are not reported, the Fair Market value of an ADR shall be the mean between the high bid and low asked prices for the ADRs on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) in the event the Shares of the Company are no longer listed for trading on a regulated market of Euronext Paris, the Fair Market Value shall be determined in good faith by the Administrator pursuant to the provisions of article L.225-177 of the Law.

(n) "Incentive Stock Option" means an Option granted only to U.S. Beneficiaries and intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(o) "Law" means Livre II of the French Commercial code.

(p) "Non-statutory Stock Option" means an Option which does not qualify as an Incentive Stock Option.

(q) "Notice of Grant" means a written notice evidencing the contractual terms and conditions of the Options granted as well as the number of Options granted to an Optionee.

(r) "Officer" means a U.S. Beneficiary who is an officer of the Company or an Affiliated Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) "Option" means an option to subscribe or to acquire Shares of the Company, granted pursuant to the Plan.

(t) "Optionee" means a Beneficiary who owns at least one outstanding Option which may be exercised by him or her.

(u) "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v) "Plan" means this 2004 Stock Option Plan.

(w) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

(x) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to U.S. Beneficiaries under the Plan.

(y) "Share" means one share of common stock of the Company.

(z) "Shareholder Authorization" means the authorization given by the shareholders of the Company in an extraordinary general meeting held on November 30, 2004, permitting the Board to grant Options to subscribe or acquire Shares.

(aa) "U.S. Beneficiary" means a Beneficiary of the Company or an Affiliated Company residing in the United States or otherwise subject to the United States' laws and regulations.

S3. STOCK SUBJECT TO THE PLAN

Pursuant to Shareholder Authorization and subject to possible amendments to Options which may be previously granted as provided for in article 11 of the Plan, the aggregate number of Options granted under the Plan including any previously granted options, provided that they are still exercisable, may only give right by exercise to a maximum of 800,000 Shares are obtained.

In consequence, any Option granted under this Plan that becomes non-exercisable for whatever reason shall no longer be included as of this date in determining the aforementioned number of Options that may be granted.

4. ADMINISTRATION OF THE PLAN

(a) Procedure. The Plan shall be administered by the Administrator.

(b) Powers of the Administrator. Subject to the provisions of the Law, the Shareholder Authorization, the Plan and U.S. Applicable Laws, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Shares, in accordance with Section 2(m) of the Plan;

(ii) to decide the number of Shares to be covered by each Option granted hereunder;

(iii) to determine the number of Shares that may be issued or acquired by the exercise of each Option;

(iv) to determine at the time of grant the terms and conditions of any Options granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which, among others, may be based on performance criteria);

(v) notably, to restrict, limit or prohibit the exercise of the Options or the sale or conversion into bearer form of the Shares obtained by exercise of the Options during certain periods or subsequent to certain events, in accordance with the Shareholders’ Authorization;

(vi) to foresee the dates when all or part of the Options may be exercised or when all or part of the Shares obtained by exercise of the Options may be sold or converted into bearer form of the Shares;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under tax laws, including foreign tax laws;

(viii) to modify or amend each Option, if need be, including the discretionary authority to extend the termination exercisability period of Options after the termination of the employment agreement or the end of the term of office, longer than is otherwise provided for in the Plan;

(ix) to authorize any person to implement or execute on behalf of the Company any                act required with respect to the grant of an Option previously granted by the Administrator; and

(x) to make all other determinations deemed necessary or appropriate for administering the Plan.

(c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees.

5. LIMITATIONS

(a) In the case of U.S. Beneficiaries, each Option shall be designated in the Notice of Grant either as an Incentive Stock Option or as a Non-Statutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to an Optionee's Incentive Stock Options granted by the Company or any parent or subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any parent or subsidiary,) exceeds a value equal to $100,000, such excess Options shall be treated as Non-Statutory Stock Options. For purposes of this Section 5(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of the grant.

(b) Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's employment or his or her term of office with the Company or any Affiliated Company, nor shall they interfere in any way with the Optionee's right or the Company's or Affiliated Company's right, as the case may be, to terminate such employment or such term of office at any time, with or without cause.

(c) The following limitations shall apply to grants of Options to Beneficiaries:

(i) No Beneficiary shall be granted, in any fiscal year of the Company, Options to purchase more than 125,000 Shares.

(ii) Notwithstanding the foregoing, the Company may also make one additional grant of up to 250,000 Shares to newly-hired or appointed Beneficiaries.

(iii) The foregoing limitations shall be adjusted proportionately in connection wtih any change in the Company's Share capital as described in Section 11 of the Plan.

(d) Other than as expressly provided hereunder, no member of the Board of Directors shall be as such eligible to receive any Options under the Plan.

6. TERM OF PLAN

The Plan shall be effective and Options may be granted as of November 30, 2004 the date of the Plan's adoption by the Board. It shall continue in effect unless terminated earlier under Section 13 of the Plan for as long as the Options under the Plan are in effect.

7. TERM OF OPTION

The term of each Option shall be stated in the Notice of Grant as a maximum of ten (10) years from the date of grant in accordance with the Shareholder Authorization.

8. OPTION EXERCISE PRICE AND CONSIDERATION

(a) Exercise Price

The exercise price for an Option shall be determined by the Administrator and will be equal to :

(i) for Beneficiaries who are non-residents of France on the date of grant:

The greater of:

(x) the closing price of the Share on the Nouveau Marché or any other market on Euronext Paris on which the Share is traded on the trading day preceding the date of grant by the Administrator; and

(y) 80% of the average of the opening prices of the Share on the Nouveau Marché or any other market on Euronext Paris on which the Share is traded during the twenty trading days preceding the date of grant.

(ii) for other Beneficiaries

The greater of:

(x) the closing price of the Share on the Nouveau Marché or any other market on Euronext Paris on which the Share is traded on the trading day preceding the date of grant by the Administrator; and

(y) 95% of the average of the opening prices of the Share on the Nouveau Marché or any other market on Euronext Paris on which the Share is traded during the twenty trading days preceding the date of grant by the Administrator N.B. between 80% and 95%, taxable advantage.

(iii) for all Beneficiaries

In the event Shares may be acquired by exercise of the Options, the exercise price shall be no less than 80% of the average puchase price of the Shares acquired to this effect.

(b) Exercise Dates

At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period. Subject to the application of the provisions of artiche 9 (f) of the Plan, these conditions shall be included in the Notice of Grant.

(c) Form of Consideration

The consideration to be paid for the Shares to be issued or acquired upon exercise of Options, including the method of payment of the said price, shall be determined by the Administrator at the time of grant. Such consideration shall consist entirely of an amount in euros corresponding to the subscription or acquisition price which shall be paid either by:

(1) wire transfer;

(2) check;

(3) delivery of a duly executed notice together with such other documentation as the Administrator and the financial intermediary, if applicable, shall require to effect exercise of the Option and delivery to the Company of the necessary amount corresponding to the exercise price of the Option, if necessary, by delivery of the sufficient portion of the net sale or loan proceeds required to pay the exercise price; or

(4) any combination of the foregoing methods of payment.

9. EXERCISE OF OPTION

(a) Procedure for Exercise; Rights as a Shareholder

Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Notice of Grant.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the provisions of the Notice of Grant) together with a share subscription or acquisition form (bulletin de souscription ou d'achat d'actions) duly executed by the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator pursuant to article 8(c) of the Plan and permitted by the Notice of Grant and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee and if his or her matrimonial situation allows it, in the name of the Optionee and his or her spouse.

Upon exercise of an Option, the Shares issued to the Optionee shall be assimilated with all other Shares of the Company and shall be entitled to dividends for the fiscal year in course during which the Option is exercised.

However, the Shares issued to an Optionee residing in France at the date of grant must remain in the Optionee’s name in registered form for four years following the date the Options are granted. Such Shares cannot be sold before the end of the four-year period following the date of grant or after three years following the exercise of the Option unless prior authorization is obtained from the Administrator. This sale restriction will be specified in the Company’s shareholder accounts.

Any grant of Option shall result in a decrease in the number of Shares, which thereafter may be available for purposes of the Plan, by the number of Shares as to which the Option may be exercised.

(b) Termination of the Optionee's Continuous Status as a Beneficiary

Termination of employment contract or term of office

Upon termination of an Optionee's Continuous Status as a Beneficiary, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option, but only within such period of time as is specified in the Notice of Grant, only for the number of Shares that he could subscribe or acquire at the date of such termination in accordance with the provisions of the Notice of Grant established by the Administrator (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Notice of Grant, the Option shall remain exercisable for ninety (90) days following the Optionee's termination of Continuous Status as a Beneficiary. In the case of an Incentive Stock Option, such period may not exceed ninety (90) days starting from the date of termination. Save for the preceding case, in the event of termination, the Optionees who are French tax residents at the date of grant of the Options, may exercise their right to subscribe or acquire Shares with respect to said Options until the termination of the term of their Option. If, after termination of an Optionee’s Continuous Status as a Beneficiary, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall become invalid, and the Shares covered by such Option shall revert to the Plan.

(c) Disability of Optionee

In the event that an Optionee's Continuous Status as a Beneficiary terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option at any time within twelve (12) months from the date of such termination but only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the date of termination of his or her Continuous Status as a Beneficiary, the Optionee is not entitled to exercise all his or her Options, the Shares covered by the unexerciseable Options shall revert to the Plan of his or her Continuous Status as a Beneficiary. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Death of Optionee

In the event of the death of an Optionee during the term of the Option, the Option may be exercised at any time within six (6) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance only to the extent that the Optionee was entitled to exercise the Option at the date of death.

(e) Rule 16b-3

Options granted to U.S. Beneficiaries subject to Section 16 of the Exchange Act ("Insiders") must comply with the applicable provisions of Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

(f) Acceleration Provision

In the case of an acquisition/merger of ILOG by any other company, 50% of any unvested Options for all Beneficiaries will be accelerated as of the date of the Board meeting called to approve the transaction.

10. NON-TRANSFERABILITY OF OPTIONS

An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11. ADJUSTMENTS UPON CHANGES IN THE SHARE CAPITAL, DISSOLUTION, MERGER OR ASSET SALE

(a) Changes in the Share capital

In the event the Company carries out any of the financial operations or operation on its securities mentioned in Article L.225-181 of the Law, the Administrator shall, in accordance with the conditions provided for in Articles 174-8 et. seq. of the decree No. 67-236 of March 23, 1967 concerning commercial companies, effect an adjustment of the number and the price of the Shares that may be acquired or suscribed by exercising Options.

(b) Dissolution or Liquidation

In accordance with the provisions of article 4(b) of the Plan, in the event of the proposed dissolution or liquidation of the Company, all Options which have not previously been exercised will terminate immediately prior to the consummation of such proposed action. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to which the Option would not otherwise be exercisable.

(c) Merger or Asset Sale

Notwithstanding the provisions of article 9 (f) of the Plan, in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the Company shall do all that is possible within applicable legal provisions, so that each oustanding Option shall be assumed or an equivalent option or right shall be substituted by the successor corporation or an affiliated company of the successor corporation. In the event that the successor corporation or an affiliated company of the successor corporation refuses to assume or substitute for the Option, the Administrator shall provide for the Optionee to have the right to exercise the Option as to the corresponding

Shares as to which it would not otherwise be exercisable. If the Administrator makes an Option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the Option or right confers the right to acquire or subscribe, for each Share subject to an Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation, or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to an Option, to be solely common stock of the successor corporation or its Parent evaluated in Fair Market Value to the per share consideration received by holders of common stock in the merger or sale of assets.

12. DATE OF GRANT

The date of grant of an Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Option. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant by a Notice of Grant.

13. AMENDMENT AND TERMINATION OF THE PLAN

(a) Amendment and Termination

The Administrator may at any time amend, alter, suspend or terminate the Plan in accordance with the provisions of article 4(b) of the Plan.

(b) Shareholder Approval

The Company shall submit to the shareholders any amendment to the Plan to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

14. CONDITIONS UPON ISSUANCE OF SHARES

(a) Legal Compliance

Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law including, without limitation, the Law, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable

U.S. Laws and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

(b) Investment Representations

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being subscribed only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16. SHAREHOLDER APPROVAL

The Plan must be submitted to the shareholders of the Company within twelve (12) months of the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable U.S. Laws.

17. LAW AND JURISDICTION AND LANGUAGE

This Plan shall be governed by and construed in accordance with the laws of France.

The Company, the Board and the Optionees recognize that the Plan has been prepared both in the French and the English language. The French version is the version that binds the parties. Notwithstanding this, the English version represents an acceptable translation and, consequently, no official translation will be required for the interpretation of the Plan.